                                                                          #2717
                                                      CORPORATE COMMUNICATIONS

                                                      W. R. Grace & Co.
                                                      1750 Clint Moore Road
                                                      Boca Raton, FL 33487-2707
[GRACE NEWS]

CONTACT: Media Relations:                        Investor Relations:
         Jane D. McGuinness                      Susan G. Eccher
         (561)362-1343                           (561)362-1331

             GRACE REPORTS FOURTH QUARTER EARNINGS FROM UNDERLYING
                         BUSINESSES OF $0.33 PER SHARE
        PRODUCTIVITY INITIATIVE TO RESULT IN APPROXIMATELY 8% REDUCTION
                               IN SALARIED STAFF
              GRACE ACCRUES TOTAL LONG-TERM ASBESTOS BODILY INJURY
                                   LIABILITY

         BOCA RATON, Florida, February 4, 1999 -- W. R. Grace & Co. (NYSE: GRA) reported a 1998 fourth quarter loss from continuing operations of $209.4 million, a loss of $2.87 per diluted share. Results for the period included the following elements:

    o income from underlying business performance of $24.3 million ($.33 per diluted share),

    o pretax net charges for restructuring totaling $21.0 million ($14.1 million after-tax, or $.19 per diluted share), principally resulting from the previously announced administrative and operating productivity review,

    o a noncash pretax charge of $376.1 million ($244.4 million after-tax, or $3.35 per diluted share) to reflect the estimate of Grace's ultimate cost of current and future asbestos-related bodily injury liabilities projected to extend through 2039, and

    o pretax income of $38.2 million ($24.8 million after-tax, or $.34 per diluted share) for the receipt of insurance proceeds related to environmental

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                                      -2-

    matters, partially offset by a charge to reflect a change in the environmental remediation strategy for a particular site.

         "Grace's earnings performance remained solid in the quarter despite somewhat disappointing sales in Davison and Darex," said Grace Chairman, President and Chief Executive Officer Paul J. Norris. "We are particularly pleased with the sales and profit performance of Grace Construction Products and the profit increase in Darex, which together allowed us to deliver on expectations. Also in the quarter, we completed our company-wide review of administrative and operating productivity, and I am confident that the actions identified by that review will allow us to drive further profitability improvements in 1999 and beyond."

         Sales for the quarter totaled $372 million, up 2% versus the prior year's quarter. Excluding the effect of foreign currency translation, sales increased more than 3%.

         Operating income from the business segments for the quarter, based on underlying business performance, equaled $53.2 million. Underlying business performance, which excludes special charges, is supplemental financial data provided for the purpose of comparability with historical information and should be read in conjunction with Grace's consolidated financial statements. Including the effect of net restructuring and asset impairment charges, total operating income from the business segments was $34.4 million.

         Consolidated earnings before interest and income taxes (EBIT) for the quarter, before the special charges, were $43.6 million. Grace's consolidated EBIT margin (EBIT as a percentage of sales) on the same basis for the quarter was 11.7%.

FULL-YEAR RESULTS

         For the full year 1998, Grace reported net sales of $1,463 million, essentially flat with 1997 (excluding a divested business in the prior year) and up 3% before the effect of currency translation. Consolidated EBIT, based on underlying business performance, was $159.5 million for the full year 1998. Grace's consolidated EBIT margin for 1998, on the same basis, was 10.9%.

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                                      -3-

Earnings from continuing operations and related diluted EPS based on underlying business performance were $88.0 million and $1.18, respectively. Including the effect of the net restructuring and asset impairment charges, the net environmental benefit and the charge to increase the asbestos liability, the full-year loss from continuing operations was $145.7 million ($1.95 per share). The full-year net loss, including results of discontinued operations and extraordinary items, was $183.6 million ($2.46 per share).

BUSINESS PERFORMANCE
GRACE DAVISON

         Grace Davison, a leading global supplier of catalysts and silica products, reported fourth quarter sales of $190 million, up 2% from the prior year's quarter. Excluding $3.5 million in restructuring charges, operating income was $29.1 million, about equal to the third quarter performance, but below a very strong year-ago quarter. Grace Davison's operating margin before restructuring charges was 15.4%.

         Grace Davison's worldwide sales of refinery catalysts, which include fluid cracking and hydroprocessing catalysts, increased 3% versus a strong 1997 fourth quarter driven by gains in Asia Pacific and Europe. Polyolefin catalysts sales also increased versus the fourth quarter of 1997. Sales of silicas and adsorbents were essentially flat with the 1997 quarter.

         Grace Davison's 1998 sales totaled $731 million, 3% over 1997 (6% before currency translation). Operating income for the same period, excluding the $3.5 million in fourth quarter charges, was $111.0 million. The full-year operating margin before charges was 15.2%, 0.6 percentage points above 1997.

         Said Norris, "While Davison results were slightly below expectations for the quarter, we were able to improve profitability in 1998 despite adverse business conditions in silicas and adsorbents. For the year, fluid cracking catalyst volumes were at an all-time high and sales in our other catalyst businesses grew to record levels."

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GRACE CONSTRUCTION PRODUCTS

         Grace Construction Products, a leading global supplier of specialty construction chemicals and building materials, reported fourth quarter sales of $125 million, up 6% versus the 1997 quarter. Before currency translation, sales were 8% above the year-ago quarter. Excluding $1.3 million in 1998 restructuring charges, operating income equaled $19.4 million. On this same basis, Grace Construction Products' 15.5% operating margin was the highest quarterly margin during 1998.

         Sales in North America were up 8% over the 1997 quarter, driven by gains in concrete, masonry and fire protection as well as the impact of relatively favorable weather conditions on construction activity. European sales were up 17% versus 1997, reflecting double-digit growth in all product lines. Sales in Asia Pacific were down 15% (down 7% before currency translation) due to the continued economic weakness in the region. Sales continued to grow rapidly in Latin America, up 24% versus the year-ago quarter.

         Grace Construction Products' 1998 sales totaled $492 million, up 3% compared to 1997 (up 6% before currency translation). Excluding the 1998 fourth quarter charges, 1998 operating income equaled $63.1 million. On the same basis, Construction Products' 1998 operating margin was 12.8%.

         "1998 was a record year for Grace Construction Products despite the economic conditions in parts of Asia. We plan to continue to deliver earnings growth in this business through our strategy of sales growth generated through value-enhancing products, aggressive cost management and broad geographic penetration," said Norris.

DAREX CONTAINER PRODUCTS

         Darex Container Products, a leading global producer of container sealants and closure systems, reported sales of $57 million in the quarter, 8% lower than the 1997 quarter (2% lower before currency translation). Excluding $9.0 million in 1998 net restructuring and asset impairment charges, operating income equaled $5.2 million, well above 1997 due to productivity improvements resulting in lower

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expenses. Excluding Darex's net restructuring and asset impairment charges, the quarterly operating margin was 9.0%.

         Full-year sales for Darex totaled $241 million, down 9% compared to 1997 (down 2% before currency translation). Excluding the 1998 fourth quarter special charges, full-year operating income equaled $25.3 million. On this same basis, Darex `s operating margin was 10.5% for the year.

         "The improvement in Darex's 1998 operating margin, despite the negative economic factors which heavily impacted their sales growth, demonstrates our focus on bottom-line results. The restructuring steps we are undertaking will provide the basis for profit growth in 1999 and beyond," said Norris.

ACCRUAL PERIOD CHANGE FOR ASBESTOS BODILY INJURY LIABILITIES

         A change in the accrual period for asbestos-related bodily injury litigation resulted in a fourth quarter noncash net pretax charge of $376.1 million ($244.4 million after-tax). Since 1996, Grace has accrued for the estimated cost of disposing of all asbestos bodily injury claims already received plus the cost of disposing of claims expected to be received over the ensuing five-year period. Management now believes that its experience with, and recent trends in, asbestos bodily injury litigation enable Grace to reasonably forecast the number and ultimate cost of all present and future bodily injury claims expected to be asserted. Therefore, Grace will now maintain a balance sheet accrual sufficient to cover its estimate of these costs.

         The fourth quarter charge, which consists of an addition to the asbestos liability for bodily injury indemnity and defense costs, partially offset by expected recoveries from insurance carriers, results in a pretax asbestos liability (including personal injury and property damage), net of insurance, of $751.1 million as follows:

                              $ millions
                             Liability for
                             indemnity and      Insurance
                             defense costs     receivable     Net liability
                             -------------     ----------     -------------
Q4 Pretax Charge/(Credit)         $576.9        ($200.8)         $376.1
Balance at 12/31/98             $1,194.1        ($443.0)         $751.1

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         Commented Mr. Norris, "Our balance sheet is now based on our best estimate of the full cost of resolving the asbestos bodily injury liabilities over time. This change in accounting estimate does not signal a change in our outlook on the issue, in our financial flexibility, or in our approach of vigorously defending ourselves in litigation."

         Norris continued, "I must emphasize that the amounts we have accrued for asbestos litigation are expected to be paid out over a very long timeframe, possibly more than forty years. The balance sheet accounts are stated before tax and are not discounted to present values. We continue to estimate the after-tax present value of our asbestos liability to be about $400 million, discounted at Grace's after-tax borrowing cost."

ENVIRONMENTAL MATTERS

         Grace also reported a net pretax gain of $38.2 million ($24.8 million after-tax) related to environmental issues. As announced in November, Grace entered into a settlement with one of its insurance carriers which provided for a $57.6 million lump-sum cash payment to Grace for previously incurred costs related to environmental remediation. Netted against this gain is a $19.4 million ($12.6 million after-tax) charge to reflect a change in the environmental remediation strategy for a particular site. It is expected that the cash associated with this incremental charge will be spent over the next 6-8 years.

OTHER FOURTH QUARTER ITEMS
PRODUCTIVITY REVIEW

         Grace completed its previously announced review of various administrative and operating functions to identify productivity improvements, which resulted in fourth quarter net charges of $16.0 million, consisting of the business unit charges discussed above, plus $2.2 million for corporate. (Note: including the $5.0 million charge for Circe Biomedical discussed below, total restructuring charges were $21.0 million.) These charges consist primarily of severance costs associated with an approximately 8% reduction in total Grace salaried headcount. Restructuring actions will be taken in each of the business

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                                      -7-

units and within the corporate organization. As previously announced, this productivity study also resulted in the decision to close Grace's Boca Raton office and relocate certain administrative functions to Columbia, Maryland where Grace Davison is already headquartered.

         Commented Norris, "The restructuring actions we have identified, while difficult for the effected individuals, will clearly make our organization more efficient and more effective and will allow us to achieve our goals for 1999 and future years. This is an important step in creating a culture of continuous productivity improvement throughout Grace."

CIRCE

         In January, Grace divested the assets of its Circe Biomedical operation to a group of outside investors. The terms include potential royalty payments to Grace. Related to the sale, Grace took a provision of $5.0 million for costs associated with the severance of over 60 employees and the lease termination of Circe's Lexington, MA facility.

DILUTED EPS CALCULATIONS

         Due to the company's 1998 fourth quarter and full-year losses, no incremental shares associated with outstanding stock options were included in the per share amounts presented above because the effect on continuing operations would be antidilutive.

         Grace is a leading global supplier of catalysts and silica products, specialty construction chemicals and building materials, and container sealants and closure systems. For more information, visit Grace's Web site at www.grace.com.

         This announcement contains "forward-looking" information. Future results may differ from those discussed in this announcement. Information concerning some of the factors that could cause such differences can be found under the headings "Projections and Other Forward-Looking Information" in Grace's Annual Report on Form 10-K for 1997 and "Certain Risk Factors" in the Company's Information Statement dated February 13, 1998.

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                                      -8-

                               W. R. Grace & Co.
                      Consolidated Statement of Operations
                        For the Period Ended December 31
                         ($ Millions Except Per Share)

                                                              Quarter Ended              Year Ended
                                                        -----------------------   -----------------------
                                                           1998        1997 (a)      1998        1997 (a)
                                                        ----------   ----------   ----------    ---------
Sales                                                   $    372.4   $    365.6   $  1,463.4    $ 1,478.4
Other income                                                  17.1         17.7         48.5         64.9
                                                        ----------   ----------   ----------    ---------
   Total                                                $    389.5   $    383.3   $  1,511.9    $ 1,543.3
                                                        ----------   ----------   ----------    ---------
Cost of goods sold and operating expenses               $    222.5   $    233.2   $    884.8    $   917.3
Selling, general and administrative expenses                  81.3         94.5        321.4        376.8
Depreciation and amortization                                 25.2         24.0         93.9         93.4
Interest expense and related financing costs                   5.1          6.7         20.2         25.3
Research and development expenses                             15.5         10.9         47.4         42.4
Provision for restructuring and asset impairment              21.0         43.8         21.0         47.8
Provision for environmental charges                          (38.2)           -        (38.2)           -
Provision relating to asbestos-related liabilities net
   of anticipated insurance recoveries                       376.1            -        376.1            -
Gain on sale of Specialty Polymers                               -            -            -       (103.1)
                                                        ----------   ----------   ----------    ---------
   Total                                                $    708.6        413.1      1,726.6    $ 1,399.9
(Loss)/income before income taxes                       $   (319.0)   $   (29.8)   $  (214.7)   $   143.4
(Benefit from)/provision for income taxes                   (109.6)       (10.7)       (69.0)        55.2
                                                        ----------   ----------   ----------    ---------
(Loss)/income from continuing operations                $   (209.4)   $   (19.1)   $  (145.7)   $    88.2
Income/(loss) from discontinued operations                       -         45.2         (2.6)       172.8
Extraordinary item - loss from extinguishment
   of debt, net of tax                                           -            -        (35.3)           -
                                                        ----------   ----------   ----------    ---------
   Net (loss)/income                                    $   (209.4)   $    26.1    $  (183.6)   $   261.0
                                                        ==========    =========    =========    =========
Basic (loss)/earnings per share
   Continuing operations                                $    (2.87)   $   (0.26)   $   (1.95)   $    1.19
   Net (loss)/income                                    $    (2.87)   $    0.35    $   (2.46)   $    3.53
Basic average number of shares (millions)                     72.9         74.3         74.6         74.0
Diluted (loss)/earnings per share
   Continuing operations                                $    (2.87)   $   (0.26)   $   (1.95)   $    1.17
   Net (loss)/income                                    $    (2.87)   $    0.35    $   (2.46)   $    3.45
Diluted average number of shares (millions)                   72.9         74.3         74.6         75.7

(a) Certain amounts have been reclassified to conform to the 1998 presentation.

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                                      -9-

                               W, R, Grace & Co.
                               Operating Results
                       For the Quarter Ended December 31
                                  ($ Millions)

                                                  Segment               Underlying
                                                 Reporting   Special     Business
                                                  Basis      Items      Performance
                                                   1998     1998 (a)       1998      1997 (b)
                                                ---------   ---------    ---------   --------
Sales
  Grace Davison                                 $   189.7           -    $   189.7   $  185.6
  Grace Construction Products                       125.5           -        125.5      118.1
  Darex Container Products                           57.2           -         57,2       61.9
                                                ---------   ---------    ---------   --------
   Total sales                                  $   372.4           -    $   372.4   $  366.6
Operating Income:
  Grace Davison                                 $    25.6   $    (3.5)   $    29.1   $   30.7
  Grace Construction Products                        18.1        (1.3)        19.4        8.2
  Darex Container Products                           (3.8)       (9.0)         5.2        1.1
  Other Noncore                                      (5.5)       (5.0)        (0.5)       2.1
                                                ---------   ---------    ---------   --------
                                                $    34.4   $   (18.8)   $    53.2   $   42.1
Other expenses / (income):
   Interest/financing                           $     5.1           -    $     5.1   $    6.7
   Interest income                                   (1.4)          -         (1.4)      (1.5)
   Corporate                                         11.0           -         11.0       25.3
   Other                                             (1.4)          -         (1.4)      (2.4)
   Provision for restructuring and asset
     impairment, net                                  2.2         2.2            -       43.8 (c)
   Provision for environmental charges, net         (38.2)      (38.2)           -          -
   Provision relating to asbestos-related
    liabilities net of anticipated Insurance
    recoveries                                      376.1       376.1            -          -
                                                ---------   ---------    ---------   --------
    Total other expenses, net                   $   353.4   $   340.1    $    13.3   $   71.9
Pretax operating (loss)/income before
  discontinued operations                       $  (319.0)  $  (358.9)   $    39.9   $  (29.8)
(Benefit from)/provision for income taxes          (109.6)     (125.2)        15.6      (10.7)
                                                ---------   ---------    ---------   --------
(Loss)/income from continuing operations        $  (209.4)  $  (233.7)   $    24,3   $  (19.1)
Income from discontinued operations
  (net of tax)                                          -           -            -       45.2
                                                ---------   ---------    ---------   --------
Net (loss)/Income                                  (209.4)     (233.7)        24.3       26.1
                                                =========   =========    =========   ========

(a) Special Items include provisions for restructuring and asset impairment, environmental charges, and asbestos-related liabilities.

(b) Certain amounts have been reclassified to conform to the 1998 presentation.

(c) Includes amounts for Grace Davison and Darex Container Products.

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                                      -10-

                               W. R. Grace & Co.
                               Operating Results
                         For the Year Ended December 31
                                  ($ Millions)

                                              Segment                Underlying
                                             Reporting    Special     Business
                                               Basis       Items     Performance
                                               1998      1998 (a)       1998       1997 (b)
                                             --------    --------     --------     --------
Sales:
 Grace Davison                               $  730.8           -     $  730.8     $  711.6
 Grace Construction Products                    491.7           -        491.7        477.8
 Darex Container Products                       240.9           -        240.9        264.1
                                             --------    --------     --------     --------
   Sales before divested business            $1,463.4           -     $1,463.4     $1,453.5

 Specialty Polymers                                 -           -            -         24.9
                                             --------    --------     --------     --------
   Total sales                               $1,463.4           -     $1,463.4     $1,478.4
Operating Income:
 Grace Davison                               $  107.5    $   (3.5)    $  111.0     $  104.0
 Grace Construction Products                     61.8        (1.3)        63.1         45.7
 Darex Container Products                        16.3        (9.0)        25.3         25.0
 Other Noncore                                  (6.7)        (5.0)        (1.7)         4.5
                                             --------    --------     --------     --------
   Subtotal before divested business         $  178.9    $  (18.8)    $  197.7     $  179.2

 Specialty Polymers                                 -           -            -          3.8
                                             --------    --------     --------     --------
                                             $  178.9    $  (18.8)    $  197.7     $  183.0
Other expenses / (income):
  Interest/financing                         $   20.2           -     $   20.2     $   25.3
  Interest income                                (4.9)          -         (4.9)        (9.2)
  Corporate                                      40.9           -         40.9         86.9
  Other                                          (2.7)          -         (2.7)        (8.1)
  Provision for restructuring and asset
    impairment, net                               2.2         2.2                      47.8 (c)
  Provision for environmental charges, net      (38.2)      (38.2)           -            -
  Provision relating to asbestos-related
    liabilities net of anticipated
    insurance recoveries                        376.1       376.1            -            -
  Gain on sale of Specialty Polymers                -           -            -       (103.1)
                                             --------    --------     --------     --------
    Total other expenses, net                $  393.6    $  340.1     $   53.5     $   39.6
Pretax operating (loss)/income before
  discontinued operations and
  extraordinary item                         $(214.7)    $ (358.9)    $  144.2     $  143.4
(Benefit from)/provision for income taxes      (69.0)      (125.2)        56.2         55.2
                                             --------    --------     --------     --------
(Loss)/Income from continuing operations     $(145.7)    $ (233.7)    $   88.0     $   88.2

(Loss)/Income from discontinued
  operations (net of tax)                       (2.6)           -         (2.6)       172.8
Extraordinary loss from early debt
  retirement (net of tax)                      (35.3)           -        (35.3)           -
                                             --------    --------     --------     --------
Net (loss)/Income                            $(183.6)    $ (233.7)    $   50.1     $  261.0
                                             =======     ========     ========     ========

(a) Special Items include provisions for restructuring and asset impairment, environmental charges, and asbestos-related liabilities.

(b) Certain amounts have been reclassified to conform to the 1998 presentation.

(c) Includes amounts for Grace Davison and Darex Container Products.

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                                      -11-

                               W, R. Grace & Co.
                             Geographic Sales Data
                        For the Period Ended December 31
                             (Dollars In Millions)

Quarter Ended December 31

                                                    1997 Incl.          Specialty          1997 Excl.
                                    1998         Divested Business      Polymers        Divested Business
                               -------------     ----------------     ------------     -----------------
    North America              $         202     $            203     $         -      $             203
    Europe                               102                   93               -                     93
    Latin America                         17                   18               -                     18
    Asia Pacific                          51                   51               -                     51
                               -------------     ----------------     ------------     -----------------
     Total                     $         372     $            365               -      $             365
                               =============     ================     ============     =================
Year Ended December 31

                                                    1997 lncl.          Specialty          1997 Excl.
                                    1998         Divested Business      Polymers        Divested Business
                               -------------     ----------------     ------------     -----------------
    North America              $         807     $            789     $         12      $            777
    Europe                               399                  408                6                   402
    Latin America                         65                   67                -                    67
    Asia Pacific                         192                  214                7                   207
                               -------------     ----------------     ------------     -----------------
     Total                     $       1.463     $          1,478               25      $          1,453
                               =============     ================     ============     =================

                                     -000-